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Exhibit 99.1

NEWS RELEASE

CONTACT:
Kim Boswood	1780 South Bellaire Street	Listed: AMEX
Investor Relations	Suite 100	Trading Symbol: AMV
AmeriVest Properties Inc.	Denver, CO 80222	www.amvproperties.com
Phone: (303) 297-1800 ext. 118	Fax: (303) 296-7353
kim@amvproperties.com

AMERIVEST PROPERTIES ANNOUNCES PHOENIX ACQUISITION;
BUYS CAMELBACK LAKES CORPORATE CENTER FOR $31,980,000; SELLS NON-CORE BANK OF AMERICA BUILDINGS IN TEXAS FOR $4,100,000

        DENVER, CO, March 16, 2004—AmeriVest Properties Inc. (AMEX: AMV) announced today that it has acquired the Camelback Lakes Corporate Center in Phoenix, Arizona for $31,980,000. The property contains approximately 203,000 rentable square feet and is 90% leased.

        Camelback Lakes Corporate Center is a class "A" office building located in Phoenix, Arizona. The property lies at the heart of the "Camelback Corridor," occupying two full blocks of Camelback Road, and is directly east of the Biltmore Fashion Park shopping mall and across the street from the Esplanade mixed-use complex, which includes five office towers and the Ritz Carlton Hotel. Camelback Lakes Corporate Center is being purchased at a first year capitalization rate of approximately 8.75%. The purchase price of $31,980,000 ($157/SF) is being paid with $21,000,000 from the Company's senior secured revolving line of credit and the balance from the Company's unsecured acquisition line.

        William Atkins, Chairman and CEO of AmeriVest stated, "Camelback Lakes represents a unique opportunity to acquire some of the best located real estate in Phoenix, with an opportunity to reposition the building for our small and medium size business customers. We are extremely pleased to be able to acquire a building of this size in one of the most constrained submarkets in Phoenix at a price well below replacement cost. Although the current average tenant size at approximately 11,000 square feet is somewhat larger than our target due to the presence of several large tenants, the property is ideally suited to smaller size tenants who desire a Camelback address. This building has virtually no rollover for the next two years. As with other properties we have acquired in Phoenix, we plan to invest in some common area conference rooms, improvements and speculative office space construction, including a new regional office for AmeriVest."

        The company also announced the sale of four small office buildings, primarily leased to the Bank of America, for $4,100,000. The four properties are located in Clifton, Georgetown, Henderson and Mineral Wells, Texas and contain an aggregate of 60,095 rentable square feet. AmeriVest plans to reinvest, in a tax-deferred exchange, the estimated net proceeds of approximately $2,700,000, into core office properties in identified target markets, which will defer the anticipated gain.

        Charles Knight, President and COO of AmeriVest, said, "the sale of the Bank of America Buildings, which had been owned by AmeriVest since 1998, represents a further step in improving the quality and focus of our real estate portfolio. Although these buildings were well-leased and contributed approximately $.03 per share of FFO to our 2003 results, they clearly did not fit our long-term strategy of focusing on small to medium size business customers in significant office markets. Notwithstanding the short-term impact on FFO, we believe our reinvestment in core properties that better fit our strategy will ultimately benefit our shareholders over the long-term. We are pleased that the sale will result in a gain to AmeriVest, reportable in our first quarter financial results."

Company Information

        AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small BusinessSM in Denver, Phoenix, Dallas, and Indianapolis through the acquisition, repositioning and operation of multi-tenant office buildings in those markets. To receive AmeriVest's latest news and information, visit our website at www.amvproperties.com.

        In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws. These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management's beliefs and assumptions made by management. While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management's control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release. In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants' financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest's 2003 Annual Report on Form 10-KSB and from time to time in the Company's filings with the Securities and Exchange Commission.

ACQUISITION SUMMARY
CAMELBACK LAKES CORPORATE CENTER

        Camelback Lakes Corporate Center is a class "A" building on a 12.04-acre site in Phoenix, Arizona.

Year Built:	1982
Building Size:	203,000 SF
Occupancy:	90%
Capital Improvements:	AmeriVest will improve the property with the small tenant amenities it offers in all its properties, including a common area conference room, electronic building directories and upgraded common area and tenant finishes.
Building Description:	The property is situated on a 12.04 acre parcel located on east Camelback Road between 26th and 28th Street.
Parking:	(3.85 spaces per 1,000 SF)
Purchase Price:	$31,980,000 ($157 per SF)
Closing Date:	March 16, 2004
Average Tenant Size:	11,000 SF
First Year Cap Rate:	Approximately 8.75%
Investment Opportunity:	To acquire a superior building for small and medium-size tenants in the "Camelback Corridor" at an attractive going-in cap rate with a plan to increase the building occupancy over the long term.

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AMERIVEST PROPERTIES ANNOUNCES PHOENIX ACQUISITION; BUYS CAMELBACK LAKES CORPORATE CENTER FOR $31,980,000; SELLS NON-CORE BANK OF AMERICA BUILDINGS IN TEXAS FOR $4,100,000